EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES APPOINTMENT OF

THOMAS FARB AS PRESIDENT AND CHIEF OPERATING OFFICER

New Position Will Intensify Corporate Initiatives to Prepare the Company for the Launch of Upcoming Products and to Achieve Growth through Product Acquisitions

LEXINGTON, Mass., October 17, 2006— Indevus Pharmaceuticals, Inc. (Nasdaq: IDEV) announced today that Thomas Forest Farb has joined the Company, effective immediately, in the newly-created position of president and chief operating officer. Mr. Farb will report directly to Glenn L. Cooper, M.D., who will retain the title of chairman and chief executive officer. Mr. Farb previously served at Indevus as Executive Vice President and Chief Financial Officer from 1994 through 1998.

“I am extremely pleased that Thomas Farb has decided to re-join the Company,” said Dr. Cooper. “Thomas’s considerable experience and analytical skills will immediately intensify our focus on aggressively growing the Company. His background in the founding of several medical companies, making investments in mid-market companies, and corporate transactions, coupled with his knowledge of the Company from his prior service as our CFO and EVP, positions him to take Indevus to the next level of corporate growth. Thomas will enhance our excellent senior management team and be charged with leveraging our sales and marketing capabilities through internal development and external product acquisitions to increase shareholder value.”

Thomas Farb stated, “I am delighted to be returning in a new role to Indevus, a company that has developed a significant sales capability and a focused product pipeline in the field of urology and men’s health. The Company has tremendous opportunity to expand on this platform of capabilities and I look forward to working with the experienced employees and management of Indevus to grow and strengthen the Company.”

Following Mr. Farb’s tenure at Indevus, he became a General Partner and Chief Financial Officer of Summit Partners, Boston, Massachusetts, from 1998 to 2003. Summit Partners, founded in 1984, manages numerous private equity, subordinated debt and hedge funds and has cumulative capital under management of approximately $9.0 billion. Mr. Farb co-founded in 2003 and until prior to this announcement, has been Managing Director of New America Partners, Boston, Massachusetts, an investment management and merchant banking firm. New America provides financing and M&A advisory services to companies and investment funds through a joint venture with Cappello Capital Corporation, an investment banking firm located in Santa Monica, California.

Prior to joining Indevus as chief financial officer in 1994, Mr. Farb was Vice President of Corporate Development and Strategic Planning and Chief Financial Officer from 1992 to 1994 of Cytyc Corporation (Nasdaq: CYTC), a publicly-held medical device and diagnostics company developing and selling clinical products focused on women’s health. Mr. Farb has served on the board of Fair Isaac Corporation (NYSE: FIC), Redwood Trust (NYSE: RWT), Saf-T-Med, SIV Technologies and the Asia America Chamber of Commerce, among other companies.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company currently co-promotes SANCTURA(R) for overactive bladder and markets DELATESTRYL(R) to treat male hypogonadism and currently has six compounds in clinical development. The compounds in clinical development include SANCTURA XR(TM), the once-daily formulation of SANCTURA, NEBIDO(R) for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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